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                                                                  EXHIBIT 2.1(a)


Kauf- und Abtretungsvertrages

Praambel

Die Elsner Computertechnik GmbH hat ihren Sitz in Steinhagen und ist im Handelsregister des Amtsgerichts Halle/Westfalen unter HRB 2300 eingetragen.


Die PolyCon GmbH Data Systems hat ihren Sitz in Steinhagen und ist im Handelsregister des Amtsgerichts Halle/Westfalen unter HRB 2301 eingetragen.

Die PolyCon Investments, Inc., ein Unternehmen texanischen Rechts, ist ein 100%iges Tochterunternehmen der Elsner Computertechnik GmbH, hat ihren Sitz in Fort Worth, Texas, USA, ist in Fort Worth registriert und handelt unter der Firma "Elsner Technologies Company".

An der Elsner Computertechnik GmbH, der PolyCon GmbH Data Systems und der PolyCon Investments, Inc., im folgenden auch "Gesellschaften" genannt, bestehen folgende Beteiligungsverhaltnisse (sofern einzelne Bestimmungen dieses Vertrages auf die US-amerikanische Tochtergesellschaft nicht direkt anwendbar sind, wird dies im Text deutlich gemacht):

Die Elsner Computertechnik GmbH ist Alleingesellschafterin der PolyCon Investments, Inc.. Die Erschienenen zu 1 und zu 2 sind Inhaber aller Anteile an der Elsner Computertechnik GmbH und der PolyCon GmbH Data Systems.


1. Kaufgegenstand

1.1 Stammkapital und Beteiligungen

Am Stammkapital der Elsner Computertechnik GmbH in Hohe von insgesamt DM 100.000,00 ist

- der Erschienene zu 1. mit einem Geschaftsanteil im Nennbetrag von DM 98.000,00

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- die Erschienene zu 2. mit einem Geschaftsanteil im Nennbetrag von DM 2.000,00 beteiligt.


Am Stammkapital der PolyCon GmbH Data Systems in Hohe von insgesamt DM 100.000,00 ist

- der Erschienene zu 1. mit einem Geschaftsanteil im Nennbetrag von DM 90.000,00

- die Erschienene zu 2. mit einem Geschaftsanteil im Nennbetrag von DM 10.000,00 beteiligt.


1.2 Angaben zu den Geschaftsanteilen

Die Geschaftsanteile der Gesellschaften sind voll eingezahlt und nicht ganz oder teilweise durch Verluste oder Entnahmen der Gesellschafter gemindert. Die Anteile sind nicht mit Rechten Dritter belastet, und die Verkaufer konnen uber diese Anteile frei verfugen.

2. Verkauf und Abtretung

2.1 Verkauf der Geschaftsanteile

Der Erschienene zu 1 verkauft
- seinen gesamten Geschaftsanteil an der Elsner Computertechnik
GmbH
 und
- seinen gesamten Geschaftsanteil an der PolyCon GmbH Data
Systems
an die Kauferin.

Die Erschienene zu 2 verkauft
- ihren gesamten Geschaftsanteil an der Elsner Computertechnik
GmbH
und

- ihren gesamten Geschaftsanteil an der PolyCon GmbH Data
Systems
an die Kauferin.

Mitverkauft sind alle Nebenrechte aus den Beteiligungen, insbesondere das Recht auf den Gewinn des laufenden Geschaftsjahres 1997.


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2.2 Abtretungen

Der Erschienene zu 1. und die Erschienene zu 2. Treten die verkauften Geschaftsanteile zum Stichtag an die Kauferin ab. Samtliche Abtretungen erfolgen nebst allen Nebenrechten aus den Beteiligungen. Samtliche Abtretungen werden jeweils von der Kauferin zum Stichtag angenommen. Zur Vorbereitung der Ubertragungen der Vermogensgegenstande und Abtretungen werden bis zum 29.12.1997, 24:00 Uhr beim Notar treuhanderisch zur Verwendung gegen Kaufpreisauszahlung hinterlegt: Sicherungsbander, die alle Dateien enthalten, die sich aus dem Unterlagenkonvolut "know how und Software" und dort aus den Listen TreeSize Report, Verzeichnis: P:\asm, P:\cad, p:\logik ersichtlich sind. Das vorbezeichnete Unterlagenkonvolut bestehend aus 38 Seiten, wurde dem Notar ubergeben.


2.3 Stichtag

Stichtag ist der 31.12.1997, an dem die Ubertragungen von Vermogensgegenstanden und die vorstehenden Abtretungen erfolgen sollen. Voraussetzung ist die Hinterlegung des nachfolgend genannten Kaufpreises auf dem Notaranderkonto. Der Vertrag steht unter der auflosenden Bedingung, dass der Kaufpreis bis zum 29.12.1997, 24:00 Uhr auf dem Notaranderkonto Merck Finck & Co, Niederlassung Berlin, BLZ 12030900, S.W.I.F.T. - Code MEFIDEMM 100, Konto 0250203413 zur Verfugung steht und ein mit Zustimmung der Kauferin angebotener Vertrag zwischen der Polycon GmbH Data Systems und Frau Anette Ironside von Frau Ironside unterschrieben bis zum 29.12.1997, 24:00 Uhr dem Notar vorliegt. Weitere auflosende Bedingung ist die Vorlage von Originalen der privatschriftlichen Zustimmungserklarungen zu diesem Vertrag von der Kauferin und von Cybex bis zum 29.12.1997, 24:00 Uhr bei dem beurkundenden Notar.

2.4 Zustimmung der Gesellschaften zu den Abtretungen, Anzeige

Die Gesellschaften stimmen der Abtretung in Form der Mitunterzeichnung dieses Vertrags durch ihre jeweiligen




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organschaftlichen Vertreter zu. Die Erschienenen zu 1 und zu 2 erklaren als alleinige Gesellschafter dieser Gesellschaften ihr Einverstandnis damit. Alle Beteiligten ermachtigen und beauftragen den amtierenden Notar, den Gesellschaften die Abtretung der Geschaftsanteile unverzuglich nach dem Stichtag gemass ss. 16 Abs. 1 GmbHG anzuzeigen.


3. Kaufpreis

(1)Der Kaufpreis fur samtliche gem. Ziff. 2.1 dieses Vertrages verkauften Geschaftsanteile betragt insgesamt 7.752.756,-- US$, davon entfallen auf die Elsner Computertechnik GmbH 98%, d.h. ein Betrag von 7.597.702,--US$ und auf die Polycon GmbH Data Systems 2%, d.h. ein Betrag von 155.057,-- US$.


(2) Der Kaufpreis ist gemass 2.3 zahlbar wie folgt:

Die Kauferin wird unverzuglich nach Unterzeichnung dieses Vertrags, und zwar so rechtzeitig, dass eine Weiterleitung an die Verkaufer mit Wertstellung auf deren Konto bei Merck, Finck & Co, Berlin, BLZ 120 309 00, Nr 50200216 (Kontoinhaberin die Erschienene zu 2) bis zum 30.12.1997 sichergestellt ist, den Kaufpreis in Hohe von 7.752.756,-- US$ auf das Notaranderkonto zahlen und zwar mit der Auflage, dass die Auszahlung durch den Notar nur erfolgt, wenn die Verkaufer bis zum 29.12.1997, 24:00 Uhr beim Notar die in Abschnitt 2.2 bezeichnete Hinterlegung vollzogen haben.

(2.1.) 94 % des in (1) genannten Kaufpreises, mithin 7.287.591 US$ sollen vom beurkundenden Notar ohne Kosten fur die Verkaufer mit Wertstellung bis zum
30.12.1997 auf die Verkauferkonten gezahlt werden.

(2.2.)
Fur die restlichen 6% des in (1) genannten Kaufpreises, mithin 465.165 US$ gilt zum Zwecke der Absicherung etwaiger Steuernachforderungen sowie als Haftungsmasse fur etwaige Gewahrleistungsanspruche aus diesem Vertrag die folgende Regelung:

Der vorgenannteBetrag wird von der Kauferin Zug-um-Zug gegen Hingabe einer bis zum 05.Januar1999 befristeten




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                                                                             -5-

selbstschuldnerischen Burgschaft der Deutschen Bank AG oder der Sparkasse Bielefeld gezahlt. Die Burgschaft ist bei dem beurkundenden Notar vorzulegen, der der Kauferin die Ordnungsgemassheit der Burgschaft und die Auszahlung des Restbetrags bestatigt.


Die Kauferin ist berechtigt, die Burgen aus dieser Burgschaft in Anspruch zu nehmen, wenn und soweit sie innerhalb der Laufzeit der Burgschaft gegen die Verkaufer vor dem Landgericht Bielefeld eine/mehrere Klage(n) anhangig gemacht hat, mit denen Gewahrleistungsanspruche, insbesondere solche auf Minderung oder Schadensersatz, Ruckabwicklungs- oder sonstige Anspruche gegen die Verkaufer geltend gemacht werden.

Der Erhebung einer solchen Klage steht es gleich, wenn und soweit mindestens einer der Verkaufer den oder die jeweils in Rede stehenden Anspruche gegenuber der Kauferin ausdrucklich schriftlich anerkannt hat.

Die Burgschaftserklarung der burgenden Bank enthalt eine entsprechende Regelung, wonach fur den Nachweis der Auszahlungsberechtigung an die Kauferin die Ubersendung einer Kopie der Klageschrift sowie der von dem Landgericht Bielefeld erteilten Eingangsbestatigung hinsichtlich der Klage oder wahlweise des schriftlichen Anerkenntnisses eines der Verkaufer notwendig, aber auch ausreichend ist.

Die durch die Anhangigmachung der Klage veranlasste Zahlung des Burgen gilt in Hohe dieser Zahlung prozessual als erledigendes Ereignis der Hauptsache mit der entsprechenden Kostenfolge zu Lasten der beklagten Verkaufer, es sei denn, mindestens einer der Verkaufer verteidigt sich gegen die Klage. In dem Fall entscheidet das Gericht, ob und in welcher Hohe die Hauptsache im Hauptprozess begrundet ist. Die Kostenentscheidung folgt dann der Entscheidung in der Hauptsache.


4.Garantien der Verkaufer

Die Verkaufer garantieren im Wege eines selbstandigen Garantieversprechens zum
Stichtag:

4.1 Stammkapital und Beteiligungen



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                                                                             -6-

Die Angaben in der Praambel und in Ziff. 1 dieses Vertrages treffen zu.

4.2 Satzung

Der Gesellschaftsvertrag der Elsner Computertechnik GmbH entspricht der Fassung gemass UR-Nr. 113/95 des Notars Horst Klein, Bielefeld und der Gesellschaftsvertrag der Polycon GmbH Data Systems entspricht der Fassung gemass UR-Nr. 110/95 des Notars Horst Klein, Bielefeld, die den Beteiligten bekannt sind und auf deren Verlesung verzichtet wird; jeweils eine beglaubigte Abschrift wird dem Notar ubergeben.


5. Sonstige Garantien der Verkaufer und Auskunft des Geschaftsfuhrers der PolyCon Investments, Inc.

Die Verkaufer garantieren im Wege eines selbstandigen Garantieversprechens zum Stichtag, was zugleich durch den Vertreter der PolyCon Investments, Inc. personlich als zutreffend bestatigt wird, soweit es auf diese Gesellschaft anwendbar ist:

5.1 Handelsregistereintragungen

Alle eintragungspflichtigen Tatsachen der Gesellschaften sind zum Zeitpunkt dieses Vertragsabschlusses eingetragen worden. Jeweils ein vollstandiger, zutreffender Auszug aus dem Handelsregister ist dem Notar ubergeben worden.

5.2 Buchfuhrungs- und Finanzierungsunterlagen

Samtliche nach Handels- und Steuerrecht erforderlichen Buchfuhrungs- und Finanzierungsunterlagen der Gesellschaften sind ordnungsgemass gefuhrt und zusammen mit den Geschaftsunterlagen vollstandig ab dem Jahre 1994 vorhanden. Sie stehen den Gesellschaften weiterhin zur Verfugung.


5.3 Jahresabschlusse, Zwischenabschlusse

Es wird von den Verkaufern versichert, dass die der Kauferin vorgelegten ungepruften Jahresabschlusse der deutschen Gesellschaften auf den 31. Dezember 1994, auf dem 31. Dezember

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                                                                             -7-

1995 und auf den 31. Dezember 1996, als auch die gepruften Zwischenabschlusse der deutschen Gesellschaften auf den 31. Oktober 1997, unter Anwendung der allgemein anerkannten Grundsatze ordnungsgemasser Buchfuhrung und Bilanzierung unter Wahrung der Bilanzkontinuitat sowie unter Beachtung des Niederstwert- und des Vorsichtsprinzips erstellt wurden. Entsprechendes gilt fur den ungepruften Zwischenabschluss der Polycon Investments, Inc.. USA, zum 31. Oktober 1997. Diese neun Abschlusse wurden dem Notar ubergeben.

Die Richtigkeit der konsolidierten Bilanzubersicht, die als Anlage 5.3 A (zwei Blatte) beigefugt ist, wie sie sich aus der Spalte "Coopers & Lybrand Consolidation" ergibt, wird von den Verkaufern insoweit versichert, als sie keine Uberbewertung darstellt. Die genannte Spalte "Coopers & Lybrand Consolidation" wird an dieser Stelle von dem Notar verlesen.

Es wird zugesichert, dass ausser den aus den Jahresabschlussen bzw. dem gepruften Zwischenabschluss auf den 31. Oktober 1997 ersichtlichen keine weiteren Haftungsanspruche bzw. Verbindlichkeiten jeglicher Art der Gesellschaften existieren, es sei denn, es handelt sich um Haftungsanspruche oder Verbindlichkeiten, die sich aus dem gewohnlichen Geschaftsbetrieb seit dem
1. November 1997 ergeben. Entsprechendes gilt fur die Abschlusse der US-amerikanischen Polycon Investments, Inc.

Da die Abschlusse per 31.Oktober 1997 von dem von Kauferseite beauftragten Wirtschaftsprufer erstellt und gepruft wurden, ubernimmt die Verkauferseite eine Garantie insoweit dafur, dass dieser Wirtschaftsprufer samtliche angeforderten Unterlagen vollstandig erhalten hat und dass die von den Verkaufern ihm gegenuber gemachten Angaben zutreffend waren. Die Verkaufer haften nicht, soweit der Wirtschaftsprufer entgegen den von Verkauferseite ursprunglich gewahlten Wertansatzen andere Werte angesetzt hat, die sich als unrichtig herausstellen sollten.

Unbeschadet der vorstehenden Regelungen garantieren die Verkaufer, dass die Zwischenabschlusse der Gesellschaften auf den 31.Oktober 1997, welche fur die deutschen Gesellschaften von der Coopers & Lybrand GmbH im Auftrag der Kauferin gepruft wurden, die Geschaftsergebnisse und die wirtschaftliche Lage der Gesellschaften keinesfalls uberbewertet haben. Dasselbe gilt fur den ungepruften Abschluss der PolyCon Investment, Inc.



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                                                                             -8-


Dabei sind die Parteien sich einig, dassvon Dritter Seite, insbesondere von den Finanzbehorden, vorgenommene Anpassungen des Wertverhaltnisses der Gesellschaften und der ihnen verbundenen Unternehmen untereinander keine Verletzung dieser Garantie darstellt. Einigkeit besteht desweiteren daruber, dass fur Zwecke dieses Vertrags die verbundenen US-Unternehmen der Gesellschaften wertlos sind.


5.4 Angaben in den Jahresabschlussen und Zwischenabschlussen

Die Jahresabschlusse sowie die gepruften Zwischenabschlusse zum 31. Oktober 1997 geben die wirtschaftliche Lage sowie die Geschaftsergebnisse der Gesellschaften zu den Stichtagen und fur die angegebenen Zeitraume vollstandig und zutreffend wieder. Entsprechendes gilt hinsichtlich der US-amerikanischen Polycon Investments, Inc.

Da die Abschlusse per 31.Oktober 1997 von dem von Kauferseite beauftragten Wirtschaftsprufer erstellt und gepruft wurden, ubernimmt die Verkauferseite eine Garantie insoweit dafur, dass dieser Wirtschaftsprufer samtliche angeforderten Unterlagen vollstandig erhalten hat und dass die von den Verkaufern ihm gegenuber gemachten Angaben zutreffend waren. Die Verkaufer haften nicht, soweit der Wirtschaftsprufer entgegen den von Verkauferseite ursprunglich gewahlten Wertansatzen andere Werte angesetzt hat, die sich als unrichtig herausstellen sollten.

Unbeschadet der vorstehenden Regelungen garantieren die Verkaufer, dass die Zwischenabschlusse der Gesellschaften auf den 31.Oktober 1997, welche von der Coopers & Lybrand GmbH im Auftrag der Kauferin gepruft wurden, die Geschaftsergebnisse und die wirtschaftliche Lage der Gesellschaften keinesfalls uberbewertet haben.

Dabei sind die Parteien sich einig, dass von dritter Seite, insbesondere von den Finanzbehorden, vorgenommene Anpassungen des Wertverhaltnisses der Gesellschaften und der ihnen verbundenen Unternehmen untereinander keine Verletzung dieser Garantie darstellt. Einigkeit besteht desweiteren daruber, dass fur Zwecke dieses Vertrags die verbundenen US-Unternehmen der Gesellschaften fur wertlos befunden wurden.

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Die Verkaufer verpflichten sich, die von der von der Kauferin durch deren
Wirtschaftsprufer empfohlenen Wertberichtigungen und sonstigen Bewertungen per
31.12.1997 in den Gesellschaften zu vollziehen und entsprechend die Buchfuhrung der Gesellschaften auf Grundlage dieser Empfehlungen bis zum 31.12.1997 fortzuschreiben.

Die Verkaufer haften mit einem Betrag von 100.000,00 US$ bis zum 31.12.2000 fur etwaige steuerliche Risiken, die auf Geschaftsvorfallen der Gesellschaften bis zum 31.12.1997 beruhen.


5.5 Gliederung des verwendbaren Eigenkapitals

Die Gliederung des verwendbaren Eigenkapitals fur die Elsner Computertechnik GmbH und die Polycon GmbH Data Systems nach den Vorschriften des
Korperschaftssteuergesetzes entspricht dem Ausweis in der Feststellungserklarung zum 31. Dezember 1997 gem. ss. 47 KStG.

5.6 Anlage- und Umlaufvermogen

Die Gesellschaften sind jeweils die uneinschrankten Eigentumer des in ihren Zwischenabschlussen zum 31. Oktober 1997 erfassten Anlage- und Umlaufvermogens, soweit es nicht Eigentumsvorbehalten oder verlangerten Eigentumsvorbehalten von Lieferanten unterliegt oder soweit es nicht im ordentlichen Geschaftsverkehr veraussert worden ist, wobei die Vermogensgegenstande nach vernunftigen kaufmannischen Grundsatzen ersetzt und erganzt worden sind.


5.7 Gewerbliche Schutzrechte

Die im Betrieb der Gesellschaften genutzten gewerblichen Schutzrechte, einschliesslich der Rechte aus den erfolgten Anmeldungen sowie alle Nutzungsrechte hieraus

-sind als Unterlagenkonvolut "gewerbliche Schutzrechte" dem Notar ubergeben worden. Die Rechte sind zutreffend aufgefuhrt.

-stehen allein und uneingeschrankt den Gesellschaften zu, und Rechte Dritter an diesen Schutz- oder Nutzungsrechten oder hinsichtlich der Nutzung daraus bestehen nicht.


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                                                                            -10-

-Angriffe Dritter gegen die Schutzrechte, ausgenommen des Rechtstreits mit Genesys hinsichtlich der Markenzeichen "PolyGon"/"PolyCon" sind weder erfolgt noch zu erwarten, und auch aus sonstigen Grunden besteht nicht die Gefahr der Loschung oder Nichtigkeitserklarung dieser Schutzrechte. Die Verkaufer werden sich bemuhen, dass bis zum Stichtag eine Vereinbarung mit Genesys abgeschlossen werden kann, und zwar nach Massgabe der im Unterlagenkonvolut "gewerbliche Schutzrechte" wonach der Rechtsstreit mit Genesys im Entwurf vorliegenden Fassung einer Abgrenzungsvereinbarung endgultig beigelegt werden kann. Fur den Fall, dass die Einigung scheitert, haften die Verkaufer fur etwaige Unterlassungsanspruche von Genesys, die die Nutzung der Marke PolyCon im derzeitigen Umfang einschanken, bis zu einer Hohe von 100.000,00 US$.

- Durch die Schutzrechte oder deren Gebrauch werden nach bestem Wissen der Verkaufer keine gewerblichen Schutzrechte Dritter verletzt.

-Die Zahlung falliger Gebuhren sowie alle sonst zur Aufrechterhaltung der gewerblichen Schutzrechte erforderlichen Massnahmen sind vollstandig und rechtzeitig erfolgt.

-Die Gesellschaft Elsner Computertechnik GmbH darf sich als "Sun Catalyst", als "Compaq Systempartner" und als "Novell authorisierter Fachhandler" bezeichnen.

-Durch die Produktion und den Vertrieb der von den Gesellschaften hergestellten und vertriebenen Produkte werden keine Rechte, insbesondere keine Schutzrechte Dritter verletzt. Ausgenommen hiervon ist der Sachverhalt betreffend Apex, soweit er im Unterlagenkonvolut ,,gewerbliche Schutzrechte" bekannt gemacht wurde.


5.8 Rechte Dritter

Das in den jeweiligen gepruften Zwischenabschlussen zum 31. Oktober 1997 erfasste Anlage- und Umlaufvermogen ist nicht mit Rechten Dritter belastet, soweit es nicht im ublichen Geschaftsgang Eigentumsvorbehalten oder verlangerten Eigentumsvorbehalten von Lieferanten oder Sicherungsrechten von Kreditgebern unterliegt.



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5.9 Abfallbeseitigung und Boden- oder Grundwasserverunreinigungen

Alle Verpackungs-, Verbrauchs- und Produktionsmaterialien werden und wurden durchgehend in der Vergangenheit nach den jeweils geltenden gesetzlichen Bestimmungen entsorgt.

Boden- oder Grundwasserverunreinigungen, die sich in den Grundstucken befinden, die von den Gesellschaften genutzt werden oder genutzt wurden, oder von diesen Grundstucken herruhren, haben wahrend der Dauer der Nutzung der Grundstucke durch die Gesellschaften (bzw der Einzelfirma Elsner Computertechnik ) nicht stattgefunden. Die Gesellschaften haben auch keine Boden- oder Grundwasserverunreinigungen an anderen Grundstucken verursacht. Den Verkaufern sind auch keine Grundwasser- oder Bodenverunreinigungen auf den von ihnen genutzten Grundstucken bekannt, welche sich in der Zeit vor der Nutzung durch die Gesellschaften ereignet haben.


5.10 Versicherungsschutz

Risiken, die im Zusammenhang mit der Geschaftstatigkeit der Gesellschaften stehen und gegen die in der Branche ublicherweise Versicherungen abgeschlossen werden, sind durch Abschluss von Versicherungsvertragen mit angemessenem Umfang abgedeckt. Vorhanden sind die folgenden Versicherungsvertrage: Wurttembergische Versicherungs AG Technische Versicherungen, Vers-Schein-Nr.: TV 27-0149554-92 Wurttembergische Versicherungs AG Geschaftsversicherung, Vers-Schein-Nr.: GGV 10-0118242-80 Versicherungen entsprechend dem Industriehaftpflicht-Konzept der Allianzversicherung, wie aus dem Bestatigungsschreiben des Versicherungsmaklers Schuster KG vom 27.10.1997 ersichtlich.


5.11 Geltend gemachte Schadenersatzanspruche

Gegen die Gesellschaften sind keine Schadensersatzanspruche wegen fehlerhafter Produkte, sonstiger Leistungen oder Schutzrechtsverletzungen erhoben oder angekundigt worden und die Verkaufer haben auch nicht auf sonstige Weise von der Existenz solcher Anspruche Kenntnis erlangt.

Hinsichtlich der bereits angedrohten Schadensersatzanspruche der ehemaligen Mitarbeiterin der Elsner Technologies Company / Polycon Investments Inc., Frau Rochelle Levinson, sowie der Lightstone GmbH werden die Verkaufer die Gesellschaften von entsprechenden Schadensersatzanspruchen freistellen, sofern die Gesellschaften rechtskraftig zu entsprechenden Zahlungen verurteilt werden, obwohl sie sich, soweit rechtlich moglich, in zwei Instanzen verteidigt haben. Die Kosten des Rechtsstreits tragen in diesem Fall die Verkaufer.


5.12 Schieds- oder Gerichtsverfahren

Die Gesellschaften sind abgesehen vom Fall Lightstone GmbH nicht Partei eines Schieds- oder Gerichtsverfahrens.


5.13 Beanstandungen / Verwaltungsverfahren

Unerledigte Beanstandungen der zustandigen Behorden oder Berufsgenossenschaften liegen nicht vor. Gegen die Gesellschaften schweben keine Verwaltungsverfahren oder behordliche Untersuchungsverfahren. Solche Verfahren sind auch weder eingeleitet noch angedroht.


5.14 Vorrate

Die Vorrate, die in der konsolidierten Zwischenbilanz zum 31. Oktober 1997, die als Anlage 5.3 A beigefugt ist, mit DM 2.381.981,35 ausgewiesen sind, sind am Stichtag zutreffend bewertet, verkauflich und konnen im normalen
Geschaftsbetrieb veraussert oder produktiv verwertet werden.


5.15 Kunden

Die Gesellschaften haben die Kunden gemass "Abfrage2 Kunden vom 20.12.1997", "Kundenliste Kunden vom 20.12.1997 Etco USA", die den Kaufern vorliegen. Die dort aufgefuhrten Kunden stehen zum 31. Oktober 1997 in einer unbelasteten Geschaftsbeziehung zu den Gesellschaften. Die Verkaufer besitzen keine Kenntnis von Umstanden, welche zur Beeintrachtigung der aufgefuhrten Geschaftsbeziehungen fuhren konnten.


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                                                                            -13-

Die Verkaufer garantieren, dass diese Geschaftsbeziehungen bis zum Stichtag gepflegt und ohne Zustimmung der Kauferin weder vorzeitig beendet werden, noch Rechte und Pflichten aus diesen Geschaftsbeziehungen auf Dritte ubertragen werden. Die Verkaufer werden sich jeglicher Aquisitionsversuche hinsichtlich dieser Kunden enthalten.


5.16 Miet-, Pacht- und sonstige, die genutzten Grundstucke betreffende, Vertrage

Die Gesellschaften haben folgende Mietvertrage uber die folgenden Objekte abgeschlossen: Hainteichstrasse 77, Bielefeld Gottlieb-Daimler-Strasse 2-4, Steinhagen 3201 NE Loop 820 Sandshell Drive, Fort Worth, Texas in Tarrant County 5600 N Beach Street, Haltom City, Texas 76137

die betreffenden Vertrage nebst Anderungsurkunden liegen den Kaufern vor. Weitere Vertrage bestehen nicht. Die in den Unterlagen zu Laufzeiten, wesentlichen Bedingungen und Entgelten niedergelegten Angaben sind vollstandig und treffen zu.


5.17 Kauf-/Liefervertrage

Die Gesellschaften haben keine Kauf- und Liefervertrage mit einer Laufzeit von mehr als einem Jahr oder Vertrage uber Zahlungs-oder Lieferverbindlichkeiten der Gesellschaften von mehr als DM 5.000,00 pro Vertrag abgeschlossen.


5.18 Anschaffung von Anlagegutern

Die Gesellschaften haben seit dem 31. Oktober 1997 keine Vertrage uber die Anschaffung oder Herstellung von Anlagegutern im Anschaffungspreis von mehr als DM 10.000,00 abgeschlossen, ausgenommen die Bestellung eines "Microprocessor Emulator Boards" gem. E-Mail des Erschienenen zu 1 an Herrn Doyle Weeks vom
13.12.1997 sowie ein "Silicon Graphics Full House ES System" gem. Rechnung der Firma Wellenbrink vom 1.11.1997.

5.19 Leasing- und Nutzungsvertrage

Die Gesellschaften haben die folgenden Kraftfahrzeugleasingvertrage mit der LGS Sparkassenleasing abgeschlossen: VW Golf Variant, Referenznr.: 745886358; VW Golf Variant, Referenznr.: 745886143; VW Golf Variant GT, Referenznr.:
745887273; BMW 316i Compact, Referenznr.: 745886135; Audi A4 Avant 1,8,
Referenznr.: 745886457. Andere Leasing- und Nutzungsvertrage uber Gegenstande, die im Betrieb der Gesellschaften verwendet werden, existieren nicht.


5.20 Leistungsstorungen

Die von den Gesellschaften abgeschlossenen Vertrage sind wirksam und ungekundigt. Den Verkaufern sind Leistungsstorungen in diesen Vertragen nicht bekannt; insbesondere befinden sich die Gesellschaften mit den ihnen obliegenden Leistungen nicht im Verzug. Eine Ausnahme gilt fur die in der Anlage (5.20 A) aufgefuhrten Anstellungsvertrage der Gesellschaften und der Polycon Investments, Inc. / der Elsner Technologies Company (Anlage 5.20 B).


5.21 Burgschaften, Garantien, etc. fur Verbindlichkeiten Dritter

Die Gesellschaften sind keine Burgschaften, Garantien oder ahnliche Verpflichtungen zur Absicherung der Verbindlichkeiten Dritter eingegangen. Ausgenommen hiervon sind lediglich die Regelungen des "mutual settlement and release agreement" mit Terry K. Wilkins, Billy J. Graham, Worldwide Affiliates, Inc., 5020 Mark IV Parkway, Inc., wie sie aus dem Unterlagenkonvolut "WWA-Agreement" ersichtlich sind, das dem Notar ubergeben wurde.


5.22 Handelsvertreter und Vertragshandler

Die Gesellschaften haben nur die Vertrage mit Handelsvertretern oder Vertragshandlern abgeschlossen, wie sie aus dem Unterlagenkonvolut "Handlervertrage" ersichtlich sind, das dem Notar ubergeben wurde


5.23 Arbeitsplatzgarantien

Die Gesellschaften haben, ausser gegenuber den nachfolgenden Personen, keinerlei weitere Arbeitsplatzgarantien abgegeben: Sally Stevens, gemass Schreiben vom 15.12.1997 Ralf Schroder gema ss Aktenvermerk vom 14.12.1997 zum Anstellungsvertrag vom 21.10.1997 Technischer Mitarbeiter gemass e-mail vom
13.12.1997 an Doyle Weeks Die entsprechenden Unterlagen sind der Kauferin bekannt Ausserdem wurde in Tokio einem Aussendienstmitarbeiter ein Angebot als freiem Mitarbeiter unterbreitet.


5.24 Rechtsgeschafte mit Gesellschaftern oder Angehorigen

Es gibt keine schwebenden Rechtsgeschafte, Dauerschuldverhaltnisse oder sonstigen Vereinbarungen zwischen den Verkaufern, ihren Angehorigen, verbundenen Unternehmen oder sonstigen nahestehenden Personen und den Gesellschaften, soweit sich aus Anlage (5.24A-C) keine Ausnahmen ergeben und mit Ausnahme der Geschaftsfuhreranstellungsvertrage der Erschienen zu 2 mit der Elsner Computertechnik GmbH und der Polycon GmbH Data Systems, die zum Stichtag beendet werden. Der Erschienenen zu 2 wird hiermit fur die Zeit bis zum 31.10.1997 Entlastung als Geschaftsfuhrerin erteilt. Die Erschienene zu 2 und die Gesellschaften heben hiermit ihr Angestelltenverhaltnis mit den Gesellschaften mit Wirkung zum Stichtag auf und die Erschienene zu 2 legt zum Stichtag ihre Geschaftsfuhreramter nieder. Die Gesellschaften erklaren sich damit einverstanden.


5.25 Beratervertrage und sonstige Vertragsverhaltnisse

Es bestehen keine schwebenden Rechtsgeschafte oder Dauerschuldverhaltnisse zwischen den Gesellschaften und Beratern, Lieferanten oder anderen Personen, durch welche die Gesellschaften zur Zahlung einer Vergutung oder eines Honorars von mehr als DM 5.000,00 pro Jahr verpflichtet sind, die unkundbar uber einen Zeitraum von uber einem weiteren Jahr laufen oder die irgendeine Bestimmung enthalten, die fur Vertrage der jeweiligen Art untypisch und deswegen fur die betreffende Gesellschaft nachteilig ist.


5.26 Vertrage uber Sozialleistungen

Die Gesellschaften haben keine Vertrage uber Gewinnbeteiligungen, Pensionen, Gruppenversicherungen Oder ahnliche Leistungen im Krankheits-, Invaliditats-oder Altersfall bzw. sonstige Sozialleistungen abgeschlossen, abgesehen von den Vertragen zugunsten der Erschienen zu 1 und zu 2, die der Kauferin bekannt sind. Fur Versorgungszusagen entsprechen die Ruckstellungen in den Zwischenabschlussen zum 31. Oktober 1997 Mindestens dem versicherungsmathematischen Wert.


5.27 Betriebsvereinbarungen

Betriebsvereinbarungen existieren nicht.


5.28 Arbeitnehmer

Die Gesellschaften haben nur diejenigen Arbeitnehmer, die in der Arbeitnehmer-Auflistung nach Name, Geburtsdatum, Funktion und Vergutungsgruppe aufgefuhrt sind, alle bestehenden Arbeits- und Anstellungsvertrage sind jeweils vollstandig mitgeteilt worden, ein Ordner mit entsprechenden Kopien wurde dem Notar ubergeben. In Zusammenhang mit der Beschaftigung der Mitarbeiter der Gesellschaften sind Verstosse gegen das Arbeitnehmeruberlassungsgesetz (AUG) in den letzten drei Jahren vor dem Stichtag nicht erfolgt. Die Elsner Computertechnik GmbH hat Arbeitsvertrage mit Frau Annette Ironside, die ihren Dienstsitz in Sydney, Australien hat und in der Funktion Business and Development Manager Pacific/Asia tatig ist, und Herrn Edgar Elsner abgeschlossen, die bei Abschluss dieses Kaufvertrages unverandert und ungekundigt in den Anlagen (5.28A und 5.28B) enthaltenen Vertragsfassungen bestehen.

Diese Arbeitsvertrage wurden von der Kauferin gepruft und entsprechen ihrem Willen.


5.29 Keine Beeintrachtigungen der Fuhrung des Geschaftsbetriebes

Die Gesellschaften sind zum Stichtag Eigentumer oder berechtigte Nutzer aller Gegenstande sowie Inhaber aller Rechte und Informationen, die erforderlich sind, um den bisher bestehenden Geschaftsbetrieb so weiterzufuhren, wie er bisher gefuhrt wurde. Es bestehen lediglich Sicherungsubereignungen und Sicherungsabtretungen, die im Rahmen eines ordnungsgemassen Geschaftsgangs vorgenommen wurden. Es bestehen keinerlei Verpflichtungen, diese Gegenstande ganz oder teilweise zu verkaufen, uber sie in anderer Weise zu verfugen oder an ihnen Nutzungsrechte zu gewahren.


5.30 Offentlich-rechtliche Erlaubnisse

Dem Geschaftsbetrieb stehen keine offentlich-rechtlichen oder privaten Rechte Dritter entgegen. Die Gesellschaften sind im Besitz aller fur den Betrieb erforderlichen offentlich-rechtlichen Erlaubnisse und Genehmigungen.


5.31 Einhaltung offentlich-rechtlicher Bestimmungen

Der Geschaftsbetrieb wird in Ubereinstimmung mit den offentlich-rechtlichen Erlaubnissen und Genehmigungen und deren Nebenbestimmungen sowie offentlich-rechtlichen Regelungen und Normen jeder Art, insbesondere Arbeits-und
Umweltschutzvorschriften, betrieben.


5.32 Vertrage mit Dritten

Es bestehen keine Vertrage der Gesellschaften oder der Verkaufer mit Dritten, die die Durchfuhrung dieses Vertrages erschweren wurden oder die in Widerspruch zu Abschluss und Erfullung dieses Vertrages stehen. Die Vertrage der Gesellschaften oder der Verkaufer mit Dritten konnen aus Anlass des Abschlusses dieses Vertrages von den Dritten nicht gekundigt werden, und der Fortgeltung stehen auch keine sonstigen Hindernisse entgegen. Keine Investitionszulagen, Subventionen oder sonstigen Betrage sind aus Anlass des Abschlusses dieses Vertrages an Behorden ruckzahlbar.


5.33 Fuhrung der Gesellschaftsgeschafte ab dem 31. Oktober 1997

(1) Fuhrung der Geschafte der Gesellschaften seit dem 31. Oktober 1997 bis zum Zeitpunkt der Vertragsunterzeichnung

Die Gesellschaften sind vom 31. Oktober 1997 bis heute unter Wahrung der Kontinuitat und nach den Grundsatzen eines ordentlichen Kaufmannes gefuhrt worden. Es wurden keine Veranderungen vorgenommen, und es wurden keine Verpflichtungen eingegangen, die uber den ublichen Geschaftsbetrieb hinausgehen. In diesem Zeitraum sind auch keine wesentlichen Veranderungen im Umfang und Gegenstand der Geschaftsaktivitaten eingetreten. Insbesondere sind keine Investitionen mit einem Volumen von uber DM 5.000,00 oder wesentliche Vermogensabgange erfolgt oder veranlasst worden, sofern dies nicht mit der Kauferin besprochen wurde. Kein Darlehen wird nach dem Stichtag aus Anlass des Abschlusses dieses Vertrages vorzeitig ruckzahlbar. Nach Kenntnis der Verkaufer sind keine ausserordentlichen oder bedeutsamen Ereignisse eingetreten oder abzusehen, welche die Ertragskraft oder die Marktstellung der Gesellschaft nachhaltig negativ beeinflussen konnten.


(2) Fuhrung der Geschafte der Gesellschaften ab der Vertragsunterzeichnung bis zum Stichtag

In dem Zeitraum zwischen der Unterzeichnung dieses Vertrages und dem Stichtag werden die Gesellschaften unter Wahrung der Kontinuitat und nach den Grundsatzen eines ordentlichen Kaufmannes gefuhrt werden. Ab Vertragsunterzeichnung werden die Gesellschaften Geschafte ausserhalb des gewohnlichen laufenden Geschaftsverkehrs nur noch mit der vorherigen Zustimmung der Kauferin oder eines ihrer Vertreter vornehmen. Sofern keine vorherige schriftliche Einwilligung der Kauferin oder eines ihrer Vertreter vorliegt, werden weder die Gesellschaften, noch die Verkaufer in dem Zeitraum zwischen der Unterzeichnung dieses Vertrages und dem Stichtag insbesondere eines der folgenden Rechtsgeschafte vornehmen:

- Abschluss, Anderung, Kundigung oder einvernehmliche
Beendigung von Arbeitsvertragen

- Eingehung, Anderung, Kundigung oder einvernehmliche
Beendigung freiberuflicher Mitarbeiterverhaltnisse

- Gehaltserhohungen sowie Gewahrung zusatzlicher Leistungen

- Abschluss von Verpflichtungs- oder Verfugungsgeschaften mit einem Vertragsvolumen von mehr als DM 25.000.-, sofern es sich nicht um den Ankauf oder die Verausserung von Waren im Rahmen des gewohnlichen Geschaftsbetriebes handelt.

-Anderungen oder Zusatze zu den Gesellschaftsvertragen

-Rechtsgeschafte, die der ss notariellen Beurkundung bedurfen

-Kreditvertrage abschliessen oder abgeschlossene Kreditvertrage abandern

- In-sich-Geschafte gem. ss. 181 BGB

-Rechtsgeschafte mit Angehorigen, verbundenen Unternehmen oder sonstigen nahestehenden Personen

Jegliche Ruckzahlung von Schulden, Zinsen oder Gebuhren an Gesellschafter, Banken oder sonstige Kreditgeber ist als ausserhalb des gewohnlichen, laufenden Geschaftsverkehrs liegend zu betrachten. Ausgenommen hiervon sind lediglich die Zahlungen fur laufende Kredite bei folgenden Kreditinstituten:
Sparkasse Bielefeld Deutsche Bank AG Bielefeld.

Sofern den Verkaufern in dem Zeitraum vom 31. Oktober 1997 bis zum 31. Dezember 1997 Tatsachen bekannt werden, welche im Falle der Kenntniserlangung vor dem 31. Oktober 1997 Gegenstand einer in diesem Vertrage ausgesprochenen Garantiezusage gewesen waren oder zu deren Mitteilung sie vor Vertragsunterzeichnung nach diesem Vertrage verpflichtet gewesen waren, sind die Verkaufer verpflichtet, diese Umstande den Kaufern unverzuglich mitzuteilen.


5.34 Steuern/Abgaben

Die Gesellschaften haben alle bis heute falligen Steuer- und entsprechenden anderen Erklarungen im Einklang mit allen Gesetzen und Richtlinien abgegeben sowie alle abzufuhrenden Betrage punktlich gezahlt oder fur sie, soweit noch nicht fallig, im Streit oder ausgesetzt, ausreichende Ruckstellungen gebildet.


5.35 Erforderliche Information

Nach Kenntnis der Garantiegeber gibt es keine wesentliche Information, die notig ist, um das Geschaft, die Vermogenswerte oder Verbindlichkeiten der Gesellschaften richtig zu bewerten, die bisher der Kauferin nicht offenbart wurden.


5.36 Fertigungsverfahren

Die Verkaufer verpflichten sich, das know how (Entwicklungs- und
Fertigungsverfahren) sowie EDV-Programme, so, wie sie in dem Unterlagenkonvolut "Know How und Software" dem Notar ubergeben wurden, jeweils mit allen dazu gehorenden Kenntnissen, Erlauterungen und Unterlagen am Stichtag einem von der Kauferin zu benennenden Beauftragten mitzuteilen bzw. zu ubergeben bzw zuganglich zu machen.

Hierzu garantieren die Verkaufer, dass

- es sich bei dem ubergebenen know how um samtliches in den
Gesellschaften dokumentiertes know how handelt

- alle Mitarbeiter, denen das know how und/oder die EDV-Programme bis zum Stichtag zuganglich gemacht worden sind bzw. bis zum Stichtag noch zuganglich gemacht werden, durch die Gesellschaften zur uneingeschrankten Verschwiegenheit gegenuber Dritten, auch fur den Fall ihres Ausscheiden aus den
Gesellschaften, verpflichtet worden sind;

-ausser den Verkaufern, den zur Verschwiegenheit verpflichteten Mitarbeitern der Gesellschaften und den ebenfalls zur Verschwiegenheit verpflichteten Mitarbeitern der Lieferanten der EDV-Programme - ausgenommen den Lieferanten von Standard-Software, Dritten weder das know how, noch die EDV-Programme mitgeteilt worden sind oder bis zum Stichtag mitgeteilt werden und dass die Verkaufer auch nach dem Stichtag diese Kenntnisse Dritten nicht mitteilen werden;

- die Verkaufer weisen darauf hin, dass sie im Rahmen der technischen Zusammenarbeit mit dem Fraunhofer Institut, API-Dokumentationen und Source-Code-Fragmente ubergeben haben, wobei jedoch die Beteiligten eine Verschwiegenheitsverpflichtung eingegangen sind.

- von den der Kauferin zu ubergebenden Unterlagen uber das know how und den zu ubergebenden EDV-Programmen vor der Ubergabe keine anderen als die ubergebenen Kopien oder sonstigen Vervielfaltigungen hergestellt worden sind, ferner, dass die Verkaufer nach dem Stichtag das ubergebene know how und die Kenntnisse hinsichtlich der EDV-Programme selbst in keiner Weise mehr nutzen werden, sofern dies nicht im Rahmen von mit den Gesellschaften abgeschlossenen Dienstvertragen geschieht; ausgenommen sind im ordentlichen Geschaftsgang verwendete Originale und Kopien; insoweit versichern die Verkaufer, dass diese bei den Gesellschaften verbleiben;

-den Gesellschaften das uneingeschrankte ausschliessliche und dauernde Nutzungsrecht fur alle Nutzungsarten mit dem Recht zur beliebigen Veranderung an dem know how und an den speziellen EDV-Programmen der Gesellschaften zusteht, ferner, dass die allgemeinen EDV-Programme uneingeschrankt genutzt werden durfen, ausgenommen Beschrankungen, die sich aus den zugrunde liegenden Software-Vertragen ergeben. Die vorbezeichneten Programme sind aufgefuhrt in dem Unterlagenkonvolut "Know How und Software", das dem Notar ubergeben wurde;

- nach Kenntnis und Kennenmussen der Verkaufer bei Abschluss dieses Vertrages die Gesellschaften durch die Nutzung der EDV-Programme und sonstiger Software keine Urheber- oder Nutzungsrechte Dritter verletzt. Hierzu gilt folgende
Einschrankung: Da eine Uberprufung der Verkaufer ergeben hat, dass bei den Gesellschaften Kopien von Standard-Software-Programmen vorhanden sind, denen keine Lizenz zugeordnet werden konnte, werden die Verkaufer derartige Kopien bis zum Stichtag loschen oder, falls ein entsprechendes Produkt fur den Betrieb der Gesellschaften notwendig ist, entsprechende Lizenzen auf eigene Kosten erwerben. Die Ubersicht in dem Unterlagenkonvolut "Know How und Software", das dem Notar ubergeben wurde, gibt den Installationsstand bei Vertragsunterzeichnung nebst Lizenz-Differenz annahernd zutreffend wieder.


6. Kenntnis abweichender Sachverhalte

Soweit die Verkaufer Tatsachen offengelegt haben, die im Gegensatz zu diesen Garantien stehen, muss sich die Kauferin diese Tatsachen nur entgegenhalten lassen, sofern sie in einer Anlage in diesem Vertrag offengelegt wurden, die sich ausdrucklich auf einen Absatz der Ziffern 5.1 bis 5.36 und die dort jeweils enthaltene Garantie bezieht, oder in einer der dem Notar ubergebenen Unterlagen.



7. Rechtsfolgen
7.1 Wesentlichkeitsschwelle

Die nachfolgend in den Absatzen 7.1, 7.2, und 7.3 aufgefuhrten, durch die Unrichtigkeit einer gegebenen Garantie oder Information ausgelosten Rechtsfolgen finden keine Anwendung, sofern die durch samtliche Unrichtigkeiten insgesamt ausgelosten Anspruche der Kauferin gem. den Absatzen 7.1, 7.2 und 7.3 dieses Abschnittes einen Betrag von US$ 100.000,00 nicht ubersteigen.

Die vorstehende Regelung findet keine Anwendung hinsichtlich der in den Abschnitten 4.1 und 4.2 dieses Vertrages von den Verkaufern abgegebenen Garantien.

Sofern hingegen die Anspruche der Kauferin gem. den Absatzen 7.1, 7.2 und 7.3 dieses Abschnittes insgesamt einen Gegenstandswert von US$ 100.000,00 ubersteigen, haften die Verkaufer in vollem Umfang nach den vorgenannten Bestimmungen dieses Vertrages fur die gesamte Anspruchssumme.

Ein Anspruch der Kauferin auf Schadensersatz wegen Nichterfullung bei gleichzeitiger Ruckgabe der Kaufsache (sog. "grosser Schadensersatz" i.S.d. ss. 463 BGB) besteht nur dann, wenn entweder die Summe aller Anspruche gegen die Verkaufer im Sinne dieses Abschnittes 7 dieses Vertrages einen Gegenstandswert von US$ 1.000.000,- ubersteigt oder der Anspruch wegen arglistigen Verhaltens seitens der Verkauferseite begrundet ist. Auch Ruckabwicklungsanspruche jeglicher Art stehen der Kauferin abgesehen von den in Abschnitt 7.5 geregelten Fallen nur bei arglistigem Verhalten der Verkauferseite zu Abschnitt 7.2 gilt auch fur den grossen Schadensersatz.


7.2 Minderung, Schadensersatz

Sind eine oder mehrere Garantien der Verkaufer oder von den Verkaufern - oder der Geschaftsfuhrung der Gesellschaften - der Kauferin wahrend der Vertragsverhandlungen oder in diesem

Vertrag gegebenen Informationen unrichtig, hat die Kauferin nach ihrer Wahl Anspruch auf Minderung des Kaufpreises oder Schadenersatz (auch im Sinne von Ziffer 7.1) wegen Nichterfullung nur, sofern die Verkaufer etwaige aus der jeweiligen unrichtigen Information oder Nichteinhaltung einer Zusicherung fur die Kauferin entstehende Nachteile nicht binnen 30 Tagen nach schriftlicher Anzeige durch die Kauferin wiedergutgemacht oder kompensiert hat.

7.3 Wahlrecht der Kauferin: Verlangen auf Zahlung an Gesellschaft Die Kauferin kann, vorbehaltlich des vorstehend in Abschnitt 7.2.a.E vereinbarten Abwendungsrechts der Verkaufer nach dessen Nichtausubung oder Fehlschlagen, von den Verkaufern auch verlangen, dass diese den Gesellschaften denjenigen Betrag zahlen, der erforderlich ist, um den Zustand in den Gesellschaften herzustellen, der den Garantien nach diesem Vertrag entspricht.


7.4 Freistellung

Unbeschadet der Bestimmungen der vorstehenden Ziffern 7.1, 7.2 und 7.3 haben die Verkaufer die Gesellschaften von der Inanspruchnahme aus Verbindlichkeiten freizustellen, wenn diese Verbindlichkeiten ihren Grund in geschaftlichen Massnahmen, Tatsachen, Handlungen oder Unterlassungen aus der Zeit bis zum 31. Oktober 1997 haben und in dem Zwischenabschluss der jeweiligen Gesellschaft zum
31. Oktober 1997 nicht oder nicht vollstandig als Verbindlichkeiten ausgewiesen oder durch Ruckstellungen gedeckt sind.


7.5 Rucktrittsrecht der Kauferin

Die Kauferin ist berechtigt, von diesem Vertrage zuruckzutreten, falls:

a)
die Verkaufer vor oder bei Vertragsschluss Ihrer in Ziff. 5.33 niedergelegten Verpflichtung zur Offenlegung nicht vollstandig nachgekommen sein sollten und es sich hierbei um eine wesentliche Tatsache handelt; sofern die Verkauferseite etwaige aus der jeweiligen unrichtigen Information fur die Kauferin entstehende

Nachteile nicht binnen 30 Tagen nach schriftlicher Anzeige durch die Kauferin wiedergutgemacht oder kompensiert hat.

b)
bis zum Stichtag die Verkaufer nicht samtliche Rechte, insbesondere gewerbliche Schutzrechte, welche von den Gesellschaften in der Vergangenheit oder derzeit genutzt wurden oder genutzt werden, auf die Gesellschaften ubertragen haben. Hinsichtlich der lediglich fahrlassigen Nichtubertragung nicht eingetragener Schutzrechte durch die Verkaufer steht der Kauferin das Rucktrittsrecht nur zu; sofern die Verkaufer das entsprechende Schutzrecht nicht binnen 30 Tagen nach schriftlicher Anzeige durch die Kauferin auf die Gesellschaften ubertragen haben.

c)
bis zum Stichtag die fur die von den Gesellschaften fur die Erschienene zu 2 abgeschlossenen Lebensversicherungen nicht entweder gekundigt oder von den Verkaufern ubernommen oder auf eine dritte Firma ubergeleitet worden sind; sollte eine entsprechende Entlastung der Gesellschaften aus versicherungstechnischen Grunden erst Anfang 1998 moglich sein, stellen die Verkaufer die Gesellschaften schon jetzt von den Ratenzahlungen fur die entsprechenden Versicherungen frei.

d)
bis zum Stichtag einer oder mehrere Kunden, die einzeln oder in der Summe zu mehr als 10 % des Umsatzes vom 01.01.bis zum 31.10.1997 der Gesellschaften beigetragen haben, die Lieferbeziehungen mit den Gesellschaften beendet haben oder die Gesellschaft davon in Kenntnis gesetzt haben, dass sie dies planen;

g)
Sofern Herr Edgar Elsner oder Frau Annette Ironside vor dem Stichtag versterben oder dauerhaft arbeitsunfahig werden sollten.


Im ubrigen ist die Kauferin berechtigt, vom Kaufvertrag insgesamt zuruckzutreten, wenn die Unrichtigkeit einer Garantie oder einer gegebenen Information eine arglistige Tauschung durch die Verkaufer darstellt. Die ss.ss. 351, 352, 353 BGB finden in dem letztgenannten Fall keine Anwendung.

Im Falle der Ruckabwicklung dieses Vertrages ist der von den

Verkaufern der Kauferin zuruckzuzahlende Kaufpreis mit 2 % per annum uber dem jeweiligen Diskontsatz der Deutschen Bundesbank fur die Zeitspanne zwischen der Zahlung und der Ruckzahlung zu verzinsen.


7.5 Sonderklausel fur Verkaufer: Die Verkaufer verzichten auf etwaige ihnen gesetzlich oder vertraglich zustehende Rucktrittsrechte. Schadensersatzanspruche bleiben vorbehalten.


7.6 Keine Verpflichtung zur unverzuglichen Ruge

ss. 377 HGB findet keine Anwendung. ss. 464 BGB (Vorbehalt bei Annahme) findet Anwendung. Durch die Regelung in den vorstehenden Ziffern 7.1 bis 7.4 werden die gesetzlichen Anspruche und Rechte der Kauferin - abgesehen von den Beschrankungen in Abschnitt 7.1 a.E. - nicht eingeschrankt oder ausgeschlossen.

Die Kauferin ist mit ihren gesetzlichen und vertraglichen Gewahrleistungsrechten ausgeschlossen, wenn Sie nicht spatestens 3 Monate nach Kenntnis von Umstanden, die derartige Rechte begrunden, gegenuber den Verkaufern unter Hinweis auf die Absicht, solche Rechte gegebenenfalls geltend zu machen, schriftlich einen konkreten Vorbehalt erklart.



7.7 Anspruche zugunsten der Gesellschaften

Bei den Vereinbarungen aus den vorstehenden Ziffern 7.2 und 7.3 werden die Gesellschaften von der Erschienenen zu 2 vertreten.




7.8 Gesamtschuldnerschaft, Zurechnung von Kenntnis

Fur die vertragsgemasse Erfullung der Zusicherungen und Garantien haften die Verkaufer der Kauferin gegenuber als Gesamtschuldner nach Massgabe der in diesem Vertrag getroffenen Vereinbarungen.

Wegen der verhaltnismassig geringen Beteiligung der Erschienenen zu 2 an den Gesellschaften und den ihr aus diesem Vertrag in entsprechend geringem Masse zufliessenden Gegenleistungen haftet die Erschienene zu 2 wegen Anspruchen aus diesem Vertrag, die die Polycon GmbH Data Systems betreffen, nur in Hohe von 10% der Kauferanspruche, bezuglich der Elsner Computertechnik GmbH in Hohe von 2% als Gesamtschuldnerin. Das AnfG findet Anwendung.

Soweit es hinsichtlich der Verpflichtungen und Zusicherungen der Verkaufer auf die Kenntnis oder das Kennenmussen bestimmter Umstande oder Verhaltnisse ankommt, mussen sich die Verkaufer die Kenntnis oder das Kennenmussen der jetzigen und ehemaligen Geschaftsfuhrer und leitenden Angestellten i.S. des ss. 5 Abs. 3 des Betriebsverfassungsgesetzes 1972 der Gesellschaften zurechnen lassen.


8. Weitere Rechtsfolgen

8.1 Zahlungen aufgrund von Betriebsprufungen Sofern Betriebsprufungen fur Zeitraume bis zum Stichtag oder sonstige Umstande zu daruber hinausgehenden Zahlungen fuhren, die einen Betrag von DM 0 ubersteigen, werden die Verkaufer die Gesellschaften insoweit so stellen, als seien alle Steuern ordnungsgemass und punktlich unter Berucksichtigung eventueller neuer Bewertungen gezahlt worden, es sei denn, Mehrsteuern in einem Veranlagungszeitraum werden durch entsprechende Mindersteuern in den folgenden Veranlagungszeitraumen in voller Hohe kompensiert.

Dies gilt entsprechend fur jedwede Einhaltungs-, Zahlungs- und sonstigen Verpflichtungen in bezug auf alle Arten von Steuern, Zollen und ahnlichen Abgaben und Beitragen.

Die Verkaufer haben einen Anspruch auf 50% etwaiger Steuerruckzahlungen und Steuererstattungen an die Gesellschaften und deren verbundene Unternehmen, die im Zusammenhang mit bis zum Stichtag gegebenen Umstanden oder bis zum Stichtag erfolgten Geschaftsvorfallen stehen. Der entsprechende Zahlungsanspruch der Verkaufer gegenuber den Gesellschaften ist binnen 30 Tagen nach Erfullung solcher Anspruche gegenuber den Gesellschaften fallig. Sofern die Kauferin den Gesellschaften die vorstehende Verpflichtung nicht auferlegt, haftet sie den Verkaufern fur diese Anspruche.

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                                                                            -27-

8.2 Verdeckte Gewinnausschuttung Wenn durch eine Betriebsprufung eine verdeckte Gewinnausschuttung nachtraglich festgestellt wird, mindert sich der Kaufpreis in Hohe des auf die verdeckte Gewinnausschuttung entfallenden
Korperschaftsteuer-Anrechnungsguthabens.


8.3 Falligkeit der Ausgleichszahlungen

Anspruche aus Steuernachzahlungen aufgrund einer Betriebsprufung konnen durch die Kauferin oder die Gesellschaften von den Verkaufern bereits bei Falligkeit eingefordert werden; auf eine bestandskraftige Veranlagung kommt es nicht an. Dies gilt nicht, sofern und solange die Vollziehung der entsprechenden Bescheide ausgesetzt ist. Sollten die Steuernachforderungen in spateren Jahren durch Rechtsbehelfe oder finanzgerichtliche Entscheidungen ganz oder teilweise entfallen, verpflichtet sich die Kauferin selbst bzw. verpflichten sie sich, die Gesellschaften zu veranlassen, die enthaltenen Ausgleichszahlungen den Verkaufern wieder zuruckzuzahlen. Die Ruckzahlung umfasst auch die nach der Abgabenordnung von der Finanzverwaltung zu gewahrenden Zinsen auf Steuererstattungen.

Die Kauferin verpflichtet sich, die Gesellschaften zu veranlassen, soweit es den Grundsatzen einer sorgfaltigen Geschaftsfuhrung entspricht, gegen
Steuerbescheide Einspruch einzulegen und die Aussetzung der Vollziehung zu beantragen.


9. Verjahrung

9.1 Verjahrung und Fristen

Die Anspruche der Kauferin nach Ziff. 7 verjahren vorbehaltlich anderer Regelungen in dieser Ziffer 9 innerhalb von zwei Jahren nach dem Stichtag, soweit in diesem Vertrag nichts anders geregelt oder die gesetzliche Verjahrungsfrist nicht langer ist.

Ein Rucktritt vom Kaufvertrag ist innerhalb von Funf Monaten nach Bekanntwerden der den Rucktritt begrundenden Umstande gegenuber einem der Verkaufer zu erklaren. Zur Fristwahrung reicht es aus, wenn die Anspruche einem der Verkaufer schriftlich mitgeteilt werden, wobei es auf den Eingang beim Verkaufer ankommt.

Anspruche wegen Rucktritts vom Kaufvertrag sind daruber hinaus innerhalb von drei Monaten nach Eingang der Rucktrittserklarung bei den Verkaufern vor dem Landgericht Bielefeld rechtshangig zu machen. Diese Bestimmung hat keine Verlangerung der Gewahrleistungsfrist oder anderweitigen Rechtsverzicht zur Folge.


9.2 Sonderregelung wegen ruckstandiger Steuer- und Sozialabgaben

Anspruche der Kauferin gegen die Verkaufer wegen ruckstandiger Steuer- und Sozialabgaben einschliesslich der Freistellungsanspruche sind innerhalb einer Frist von drei Monaten nach Bestandskraft der entsprechenden Steuer- und Abgabenbescheide geltend zu machen. Die Kauferin verpflichtet sich, die Gesellschaften zu veranlassen, soweit es den Grundsatzen einer sorgfaltigen Geschaftsfuhrung entspricht, gegen solche Bescheide Einspruch einzulegen und die Aussetzung der Vollziehung zu beantragen.


9.3 Sonderregelungen: Anspruche aus Umweltschutzrecht

Anspruche der Kauferin gegen die Verkaufer im Zusammenhang mit offentlich-rechtlichen umweltschutzenden Vorschriften konnen nur binnen einer Frist von drei Jahren nach dem Stichtag geltend gemacht werden und sind spatestens 30 Tage nach Kenntnis von der drohenden Inanspruchnahme schriftlich anzuzeigen


10 Uberleitung des Unternehmens

10.1 Auskunftserteilung

Ab dem Stichtag werden die Verkaufer die Geschaftsleitung der Gesellschaft veranlassen, die Kauferin oder ihren Vertretern auf Verlangen Auskunft uber alle geschaftlichen Vorgange und Einblick in alle geschaftlichen Unterlagen der Gesellschaften zu gewahren, so lange der Umfang der gewunschten
Auskunftserteilung nicht zu einer unangemessenen Beeintrachtigung des Geschaftsbetriebes fuhrt.

10.2 Steuerzahlungen

Die Verkaufer werden dafur Sorge tragen, dass die Gesellschaften alle bis zum Stichtag zur Zahlung falligen Steuern, Steuerabzugsbetrage sowie alle sonstigen Sozial-, Krankenversicherungs- und sonstigen Betrage abfuhren werden.


10.3 Mitwirkungspflicht

Im ubrigen sind die Verkaufer und die Kauferin verpflichtet, sich gegenseitig alle Auskunfte zu erteilen und an allen Geschaften und Rechtshandlungen mitzuwirken, die zur Durchfuhrung dieses Vertrags erforderlich sind. Die Verkaufer verpflichten sich insbesondere, der Kauferin alle zu den Gesellschaften gehorenden Geschaftspapiere und -unterlagen auszuhandigen und der Kauferin uber die Angelegenheiten der Gesellschaften aus der Zeit vor dem Stichtag auf Verlangen uneingeschrankt Auskunft zu erteilen, soweit dies im Interesse der Gesellschaften und der Kauferin erforderlich ist.

Die Kauferin verpflichtet sich ihrerseits, den Verkaufern alle Auskunfte zu erteilen und Einblick in alle Geschaftsunterlagen zu gewahren, soweit dies zur Wahrung der steuerlichen Belange der Verkaufer und/oder der Rechte und Pflichten der Verkaufer aufgrund dieses Vertrags erforderlich ist.

Die Kauferin verpflichtet sich des weiteren die zur Abwicklung dieses Vertrags erforderlichen Erklarungen abzugeben und Antrage zu stellen.

Beide Verkaufer sind damit einverstanden, dass die Firmen der Gesellschaften, auch nach dem Ausscheiden der Verkaufer, unter Verwendung des
Namensbestandteiles "Elsner" fortgefuhrt werden. Im Gegenzug verpflichtet sich die Kauferin, zumindest fur die Dauer des Kalenderjahres 1998 den
Firmenbestandteil "Elsner" als Teil der Firma der deutschen Elsner Computertechnik GmbH sowie im Rahmen des rechtlich Zulassigen die
Produktbezeichnungen "Polycon/Multycon" beizubehalten.



10.4 Auswechslung der Sicherheiten / Gesellschafterdarlehn

Der Kauferin ist bekannt, dass die Bankverbindlichkeiten der Gesellschaften derzeit zum Teil durch das private Grundvermogen der Verkaufer besichert sind und dass die Verkaufer die personliche unbeschrankte Haftung fur die Bankverbindlichkeiten und Eventualverbindlichkeiten der Gesellschaften ubernommen haben. Die Kauferin wird sich daher nach dem Stichtag dafur einsetzen, dass die Verkaufer sowie deren Grundvermogen aus dieser Haftung entlassen werden, indem sie entweder den betreffenden Banken bis spatestens zum
10. Januar 1998 im Austausch zu den von den Verkaufern gewahrten jeweiligen Sicherheiten ihrerseits Sicherheiten stellt, die die Bankverbindlichkeiten und Eventualverbindlichkeiten der Gesellschaften mit nominal 120% oder mit real 110% abdecken oder die Bankverbindlichkeiten bis zum 15.01.1998 erfullt.

Der Vertrag steht unter, neben der in Abschnitt 2.3 genannten, weiteren auflosenden Bedingung, dass die Kauferin einen Betrag von 426.000,00 DM bis zum 29.12.1997, 24:00 Uhr auf dem Notaranderkonto Merck Finck & Co, Niederlassung Berlin, BLZ 12030900, S.W.I.F.T. - Code MEFIDEMM 100, Konto 0250203413 einbezahlt hat, und zwar mit der Treuhandauflage, diesen Betrag unter den gleichen Bedingungen wie den Kaufpreis an die Verkaufer auszuzahlen. Mit der Auszahlung dieses Betrags zahlt die Kauferin fur die jeweils betroffenen Gesellschaften samtliche den Gesellschaften von den Erschienenen zu 1 und zu 2 gewahrten Darlehn, die insgesamt 426.000,00 DM betragen, an die Verkaufer zuruck. Eine Anrechnung auf den Kaufpreis findet nicht statt.


11 Wettbewerbsverbot

11.1 Umfang und Dauer

(1) Der Erschienene zu 1 wird wahrend eines Zeitraumes von 3 Jahren nach Beendigung seines Angestelltenverhaltnisses mit der Kauferin weder direkt noch indirekt in dem dann bestehenden sachlichen und raumlichen Tatigkeitsbereich der Gesellschaft in Wettbewerb mit der Gesellschaft treten oder fremden Wettbewerb fordern; er wird sich insbesondere an Konkurrenzunternehmen weder mittelbar noch unmittelbar beteiligen, in die Dienste eines Konkurrenzunternehmens treten oder ein solches Unternehmen auf sonstige Weise unmittelbar oder mittelbar durch Rat oder Tat fordern. Ausgenommen hiervon ist der Erwerb von weniger als 5% der borsennotierten Aktien eines Konkurrenzunternehmens zu Zwecken der reinen Kapitalanlage.

(2) Die Kauferin wird zur Spezifikation der Tatigkeiten, die zu dem Zeitpunkt als Wettbewerbstatigkeiten angesehen werden, nach billigem Ermessen eine angemessene spezifizierte Aufstellung der verbotenen Wettbewerbstatigkeiten ubergeben. Der Erschienene zu 1 wird, falls er mit dieser Aufstellung einverstanden ist, die Verbindlichkeit dieser Aufstellung schriftlich bestatigen. Falls die Kauferin oder der Erschienene zu 1 sich uber die Aufstellung nicht einigen konnen, soll ein von der IHK-Munchen bestellter vereidigter Sachverstandiger den Inhalt der Aufstellung verbindlich bestimmen. Die Kosten des Sachverstandigen tragen die Kauferin und der Erschienene zu 1 zur Halfte. Bis zu einer Entscheidung des Sachverstandigen ist die von der Kauferin ubergebene Aufstellung fur den Erschienenen zu 1 verbindlich.

(3) Fur die Zeit des Bestehens des Wettbewerbsverbots nach Ablauf eines Anstellungsvertrages verpflichtet sich die Kauferin aus diesem Anstellungsvertrag zur Zahlung einer jahrlichen Entschadigung in Hohe von 50 vH des Jahresfestgehalts (ohne Tantieme), das der Erschienene zu 1 innerhalb der letzten zwolf Monate vor seinem Ausscheiden bezogen hat. Die so errechnete Vergutung wird in monatlichen Teilbetragen von 1/12 gezahlt. Die Kauferin kann jederzeit mit einer Frist von sechs Monaten vor Beendigung des Anstellungsverhaltnisses auf die Einhaltung des Wettbewerbsverbots verzichten mit der Folge, dass sie von der Zahlung einer Karenzentschadigung befreit ist. Endet das Dienstverhaltnis, weil der Erschienene zu 1 erwerbsunfahig ist oder nach Vollendung des 65. Lebensjahres, kann der Verzicht mit sofortiger Wirkung ausgesprochen werden. Dieser Regelung aus dem Anstellungsvertrag stehen die Bestimmungen aus dem hier vorliegenden Kauf- und Abtretungsvertrag nicht entgegen.

(4) Der Erschienene zu 1 hat sich auf die Entschadigung alles anrechnen zu lassen, was er wahrend des Zeitraums, fur den die Entschadigung gezahlt wird, durch anderweitige Verwertung seiner Arbeitskraft erwirbt oder zu erwerben boswillig unterlasst.

(5) Unbeschadet der vorbezeichneten Regelungen ist es dem Erschienenen zu 1 gestattet, seine Beteiligung an der Wellenbrink EDV-Systemtechnik GmbH zu behalten. Er wird jedoch fur diese Firma fur die Dauer des Angestelltenverhaltnisses mit den Gesellschaften oder der Kauferin keinerlei wie auch immer geartete Tatigkeit fur dieses Unternehmen ausuben. Es bleibt ihm unbenommen, die Wellenbrink EDV-Systemtechnik umzubenennen und dabei seinen Namen als Firmenbestandteil zu verwenden. Der Erschienenen zu 2 ist es - unter Beachtung des sachlichen Umfangs des Wettbewerbsverbots, das im ubrigen fur sie gilt -gestattet, in diesem Unternehmen tatig zu sein.

(6) Die Einhaltung des Wettbewerbsverbots ist im ubrigen durch den Kaufpreis abgegolten.





11.2 Zuwiderhandlung

Im Falle der Zuwiderhandlung gegen das Wettbewerbsverbot hat jeder zuwiderhandelnde Verkaufer fur jeden Fall der Zuwiderhandlung eine Vertragsstrafe von DM 500.000,00 an die Kauferin zu bezahlen. Je vier Wochen einer fortgesetzten Zuwiderhandlung gelten als unabhangige und selbstandige Zuwiderhandlung. Das Recht, Schadenersatz und Unterlassung zu verlangen, wird durch die Zahlung der Vertragsstrafe nicht beruhrt. Die Vertragsstrafe wird auf den Schadenersatz angerechnet.



12 Kosten und Steuern und Verzug

12.1 Grundsatz

Die Kauferin tragt die mit dem Abschluss und der Durchfuhrung dieses Vertrags verbundenen (einschliesslich der von Kartellbehorden erhobenen) Kosten und Verkehrssteuern. Jede Partei tragt die Kosten ihrer Berater.


12.2 Kostentragung bei zu vertretendem Rucktritt, Verzugszinsen, Sonstige Rechte

Erfolgt ein Rucktritt von diesem Vertrag aus Grunden, die die Verkauferseite zu vertreten hat, hat diese die gemass Ziff. 12.1 Satz 1 anfallenden Kosten zu tragen bzw. zu erstatten.

Im Zahlungsverzug schuldet die Kauferin den Verkaufern

Verzugszinsen in Hohe von 6% uber dem jeweiligen Diskontsatz der Deutschen Bundesbank.

Erganzend zu den in diesem Vertrag niedergelegten Regelungen gelten im Verzugsfall fur die Parteien die gesetzlichen Bestimmungen.




13. Vertraulichkeit

Die Parteien werden uber samtliche Kenntnisse und Informationen, die im Zusammenhang mit dem Abschluss dieses Vertrages stehen, Stillschweigen bewahren und diese Dritten nicht zuganglich machen, soweit keine gesetzliche Offenbarungspflicht besteht. Veroffentlichungen sind gegenseitig abzustimmen.


14. Teilunwirksamkeit

Falls einzelne Bestimmungen dieses Vertrags ganz oder teilweise nicht rechtswirksam sein sollten, wird dadurch die Gultigkeit der ubrigen Vertragsbestimmungen nicht beruhrt. Gleiches gilt, wenn sich im Vertrag eine Lucke ergeben sollte. Anstelle der unwirksamen Bestimmung und zur Ausfullung der Lucke gilt eine Regelung als vereinbart, die, soweit rechtlich moglich, dem am nachsten kommt, was die Vertragschliessenden gewollt hatten, sofern sie diesen Punkt bei der Abfassung des Vertrags bedacht hatten. Beruht die Unwirksamkeit oder Undurchfuhrbarkeit einer Bestimmung auf einem darin festgelegten Mass der Leistung oder der Zeit (Frist oder Termin), gilt das der Bestimmung am nachsten kommende zulassige Mass als vereinbart. Gleiches gilt fur etwaige Lucken des Vertrages.


15. Sonstiges

15.1 Schuldbeitritt

Durch die Unterzeichnung dieses Vertrags tritt die Cybex Computer Products Corporation, USA, den Verpflichtungen der Kauferin aus diesem Vertrag bei und verpflichtet sich zur gesamtschuldnerischen Haftung.

15.2 Anderungen/Erganzungen

Anderungen und Erganzungen dieses Vertrags bedurfen der Schriftform, soweit nicht notarielle Beurkundung erforderlich ist. Dies gilt auch fur die Anderung dieser Schriftformklausel.


15.3 Keine Nebenabreden

Dieser Vertrag enthalt alle zwischen den Parteien getroffenen Abreden. Nebenabreden bestehen nicht.


15.4 Anwendbares Recht

Dieser Vertrag unterliegt dem Recht der Bundesrepublik Deutschland.


15.5 Verfahren

Im Falle von Streitigkeiten aus diesem Vertrag werden die Parteien einander schriftlich von dem Verletzungstatbestand unterrichten.

In diesem Fall verpflichten sich die Parteien, unbeschadet der ubrigen in diesem Vertrag niedergelegten Bestimmungen, zu versuchen, innerhalb von 30 Tagen nach Zugang der jeweiligen Mitteilung die Streitigkeit einvernehmlich zu klaren.

Sollte binnen dieser Frist keine Einigung gefunden werden, steht den Parteien der ordentliche Rechtsweg offen.

Im Hinblick darauf, dass der Erschienene zu 1 seine mit diesem Vertrag verausserten Geschaftsanteile im Betriebsvermogen halt und dass auch im Fall der Erschienenen zu 2 die Beschrankung des ss. 39 ZPO zum Nachteil der Verkaufer wirken wurde, vereinbaren die Vertragsparteien die ausschliessliche Zustandigkeit des Landgerichts Bielefeld (Kammer fur Handelssachen) fur alle Streitigkeiten aus diesem Vertrag. Ausserdem verpflichten sich die Vertragsparteien, im Falle eines Rechtsstreits vor dem Landgericht Bielefeld bezuglich dessen Zustandigkeit rugelos zu verhandeln.